                                                                    Exhibit 99.1

           QUEST DIAGNOSTICS REPORTS STRONG EARNINGS PER SHARE GROWTH
                              IN FIRST QUARTER 2003

TETERBORO, N.J., APRIL 22, 2003--Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced that for the first quarter ended March 31, 2003, net income increased to $88.0 million from $66.7 million in the first quarter of 2002. Earnings per diluted share increased 28% to $0.86 from $0.67 in 2002. The acquisition of Unilab Corporation, which was completed on February 28, 2003, contributed approximately $0.01 to earnings per share in the quarter.

First quarter revenues of $1.1 billion grew 15.4% over the prior-year level, including results of Unilab for one month and American Medical Laboratories
(AML), which was acquired on April 1, 2002, for the full quarter. Pro forma revenue growth was 3.2%, assuming that both Unilab and AML had been part of Quest Diagnostics since January 1, 2002.

Revenue per requisition improved 3.6% compared to the prior year, driven primarily by improvements in test and payer mix. The addition of Unilab, which has lower revenue per requisition than the rest of Quest Diagnostics, reduced the reported increase by approximately 0.5%. Clinical testing volume, measured by the number of requisitions, grew approximately 12%. Pro forma testing volume declined 1%, in line with previous guidance provided on February 25, reflecting the impact of severe winter weather and the strike by New Jersey physicians during the quarter.

"We generated strong performance in the first quarter. Despite challenges posed by winter storms and the physician strike, we grew earnings per share 28%," said Kenneth W. Freeman, Chairman and Chief Executive Officer. "During the quarter we also completed the acquisition of Unilab and began the process of joining together."

Earnings before interest, taxes, depreciation and amortization (EBITDA), were $199 million, or 18.2% of revenues, compared to $156 million, or 16.4% of revenues, for the prior year period. The improvement was driven by revenue growth and continued efficiencies from the company's Six Sigma and standardization initiatives. Bad debt expense improved to 5.0% of revenues from 5.8% a year ago. Days sales outstanding improved to 49 days from 52 days a year ago.

Cash flow from operations for the first quarter totaled $58 million compared to $53 million in 2002. First quarter cash flow from operations is seasonally lower than other quarters of the year due to the timing of certain annual payments.

For the full year 2003, earnings are expected to increase between 27% and 30% to between $4.10 and $4.20 per diluted share, before charges associated with the Unilab acquisition, compared with previous guidance of $4.10 to $4.30. Revenues are expected to grow 14% to 16%, excluding further acquisitions, which had been previously projected to contribute 2% in revenue growth. Volume is expected to grow 12% to 13%. Revenue per requisition is expected to grow 2% to 3%, and has been reduced by approximately 1% to reflect the impact of the Unilab business, which has lower revenue per requisition than the rest of Quest Diagnostics. On a pro forma basis, assuming that Unilab and AML had been part of Quest Diagnostics since January 1, 2002, volume is expected to increase 0% to 1%, a lower rate of growth than previously projected due to first quarter performance as well as continuing economic conditions. EBITDA is expected to approximate 20% of revenues. Cash flow from operations is expected to exceed $550 million. Capital expenditures are expected to be between $180 million and $190 million.

For the second quarter, the company is comfortable with the current consensus of analyst earnings expectations of $1.11 per diluted share, as published by Thomson First Call, before charges associated with the Unilab acquisition. Revenues are expected to grow approximately 14%, with volume growth of 11% to 12%. Revenue per requisition is expected to grow 2% to 3%, and has been reduced by approximately 1.5% to reflect the impact of the Unilab business, which has lower revenue per requisition than the rest of Quest Diagnostics. On a pro forma basis, assuming that Unilab had been part of Quest Diagnostics since January 1, 2002, volume is expected to be unchanged to down 1%, reflecting continuing economic conditions. EBITDA is expected to approximate 21% of revenues.

Quest Diagnostics will hold its first quarter conference call on April 22 at 8:30 A.M. Eastern Time. To hear a simulcast of the call over the Internet or a replay, registered analysts may access StreetEvents at: www.streetevents.com, and all others may access the Quest Diagnostics website at: www.questdiagnostics.com. In addition, a replay of the call will be available from 10 A.M. on April 22 through 5 P.M. on May 31 to investors in the U.S. by dialing 888-568-0616. Investors outside the U.S. may dial 402-998-1519. No password is required for either number.

Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable healthcare professionals to make decisions that improve health. The company offers the broadest access to diagnostic testing services in the United States through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and also empowers healthcare organizations and clinicians with state-of-the-art connectivity solutions that improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, conditions of the economy and other factors described in the Quest Diagnostics Incorporated 2002 Form 10-K and subsequent filings.

                                - Table follows -

                 Quest Diagnostics Incorporated and Subsidiaries
                     Consolidated Statements of Operations
               For the Three Months Ended March 31, 2003 and 2002
                      (in millions, except per share data)

                                                                Three Months Ended
                                                                     March 31,
                                                             ----------------------
                                                                2003          2002
                                                             --------        ------
Net revenues .......................................         $1,092.8        $946.8
Costs and expenses:
  Cost of services .................................            648.1         557.7
  Selling, general and administrative ..............            279.2         258.4
  Interest expense, net ............................             13.9          12.7
  Amortization of intangible assets ................              2.0           2.2
  Minority share of income .........................              3.8           3.9
  Other, net .......................................             (3.0)         (0.6)
                                                             --------        ------
    Total ..........................................            944.0         834.3
                                                             --------        ------
Income before taxes ................................            148.8         112.5
Income tax expense .................................             60.8          45.8
                                                             --------        ------
Net income .........................................         $   88.0        $ 66.7
                                                             ========        ======
====================================================================================
Basic earnings per common share:
Net income .........................................         $   0.88        $ 0.70
Weighted average common shares outstanding - basic .            100.0          95.4
====================================================================================
Diluted earnings per common share:
Net income .........................................         $   0.86        $ 0.67
Weighted average common shares outstanding - diluted            102.5          99.3
====================================================================================
EBITDA .............................................         $  199.4        $155.5
====================================================================================

                 Quest Diagnostics Incorporated and Subsidiaries
                          Consolidated Balance Sheets
                      March 31, 2003 and December 31, 2002
                      (in millions, except per share data)

                                                                               March 31,      December 31,
                                                                                  2003            2002
                                                                               --------        --------
Assets
Current assets:
Cash and cash equivalents ............................................         $   55.6        $   96.8
Accounts receivable, net .............................................            613.6           522.1
Inventories ..........................................................             67.1            60.9
Deferred income taxes ................................................            116.4           102.7
Prepaid expenses and other current assets ............................             54.2            41.9
                                                                               --------        --------
    Total current assets .............................................            906.9           824.4
Property, plant and equipment, net ...................................            583.3           570.1
Goodwill, net ........................................................          2,516.4         1,788.9
Intangible assets, net ...............................................             21.2            22.1
Deferred income taxes ................................................             64.7            29.8
Other assets .........................................................             93.8            88.9
                                                                               --------        --------
Total assets .........................................................         $4,186.3        $3,324.2
                                                                               ========        ========
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses ................................         $  592.3        $  610.0
Short-term borrowings and current portion of long-term debt ..........             80.6            26.0
                                                                               --------        --------
    Total current liabilities ........................................            672.9           636.0
Long-term debt .......................................................          1,144.4           796.5
Other liabilities ....................................................            125.9           122.8
Common stockholders' equity:
    Common stock, par value $0.01 per share; 300 shares authorized;
        105.3 and 98.0 shares issued and outstanding at March 31, 2003
        and December 31, 2002, respectively ..........................              1.1             1.0
    Additional paid-in capital .......................................          2,206.2         1,817.5
    Retained earnings (accumulated deficit) ..........................             47.3           (40.8)
    Unearned compensation ............................................             (6.7)           (3.3)
    Accumulated other comprehensive loss .............................             (4.8)           (5.5)
                                                                               --------        --------
        Total common stockholders' equity ............................          2,243.1         1,768.9
                                                                               --------        --------
Total liabilities and stockholders' equity ...........................         $4,186.3        $3,324.2
                                                                               ========        ========

                 Quest Diagnostics Incorporated and Subsidiaries
                      Consolidated Statements of Cash Flows
               For the Three Months Ended March 31, 2003 and 2002
                                  (in millions)

                                                                               Three Months Ended
                                                                                     March 31,
                                                                              ---------------------
                                                                                2003          2002
                                                                              -------        ------
Cash flows from operating activities:
Net income ..........................................................         $  88.0        $ 66.7
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization .....................................            36.7          30.3
  Provision for doubtful accounts ...................................            54.6          55.3
  Deferred income tax provision .....................................            10.0           4.9
  Minority share of income ..........................................             3.8           3.9
  Stock compensation expense ........................................             1.5           2.5
  Tax benefits associated with stock-based compensation plans .......             5.7          19.2
  Other, net ........................................................            (1.0)          0.4
  Changes in operating assets and liabilities:
    Accounts receivable .............................................           (84.3)        (95.4)
    Accounts payable and accrued expenses ...........................           (96.2)        (44.6)
    Integration, settlement and other special charges ...............            (4.9)         (4.6)
    Income taxes payable ............................................            40.0          20.5
    Other assets and liabilities, net ...............................             4.4          (6.2)
                                                                              -------        ------
Net cash provided by operating activities ...........................            58.3          52.9
                                                                              -------        ------
Cash flows from investing activities:
Business acquisitions, net of cash acquired .........................          (236.4)         (1.3)
Capital expenditures ................................................           (37.5)        (41.3)
Proceeds from disposition of assets .................................           -               0.1
Increase in investments and other assets ............................            (2.6)         (0.5)
Collection of note receivable .......................................           -              10.7
                                                                              -------        ------
Net cash used in investing activities ...............................          (276.5)        (32.3)
                                                                              -------        ------
Cash flows from financing activities:
Proceeds from borrowings ............................................           450.0         -
Repayments of debt ..................................................          (269.0)         (0.3)
Financing costs paid ................................................            (4.2)        -
Exercise of stock options ...........................................             2.8           9.9
Distributions to minority partners ..................................            (3.0)         (3.0)
Other ...............................................................             0.4          (0.1)
                                                                              -------        ------
Net cash provided by financing activities ...........................           177.0           6.5
                                                                              -------        ------
Net change in cash and cash equivalents .............................           (41.2)         27.1
Cash and cash equivalents, beginning of  period .....................            96.8         122.3
                                                                              -------        ------
Cash and cash equivalents, end of period ............................         $  55.6        $149.4
                                                                              =======        ======
Cash paid during the period for:
    Interest ........................................................         $  27.1        $ 22.3
    Income taxes ....................................................         $   7.2        $  1.2

Free cash flow ......................................................         $  20.8        $ 11.6

Notes to Financial Tables

1) Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding. Potentially dilutive common shares primarily represent stock options.

     The following table presents net income and basic and diluted earnings per common share, had the Company elected to recognize compensation cost based on the fair value at the grant dates for stock option awards and discounts granted for stock purchases under the Company's Employee Stock Purchase Plan, consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123":

                                                       Three Months Ended
                                                            March 31,
                                                       --------------------
                                                        2003          2002
                                                       ------        ------
                                               (in millions, except per share data)
Net income
Net income, as reported ......................         $ 88.0        $ 66.7
Add: Stock-based compensation expense
    under APB 25 .............................            1.5           2.5
Deduct: Total stock-based compensation expense
    determined under fair value method for all
    awards, net of related tax effects .......          (14.7)        (10.5)
                                                       ------        ------
Pro forma net income .........................         $ 74.8        $ 58.7
                                                       ======        ======
Earnings per common share
Basic - as reported ..........................         $ 0.88        $ 0.70
                                                       ------        ------
Basic - pro forma ............................         $ 0.75        $ 0.61
                                                       ------        ------
Diluted - as reported ........................         $ 0.86        $ 0.67
                                                       ------        ------
Diluted - pro forma ..........................         $ 0.74        $ 0.59
                                                       ------        ------

       The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                       Three Months Ended
                                                            March 31,
                                                       --------------------
                                                        2003          2002
                                                       ------        ------
Dividend yield ...............................          0.0%          0.0%
Risk-free interest rate ......................          2.9%          4.1%
Expected volatility ..........................         48.1%         45.2%
Expected holding period, in years ............            5            5

2) Other, net, which represents income for each of the periods presented, includes equity earnings from our unconsolidated joint ventures and miscellaneous gains and losses.

3) EBITDA represents income before net interest expense, income taxes, depreciation and amortization. The following table reconciles income before taxes, representing the most comparable measure under accounting principles generally accepted in the United States, to EBITDA. In addition, the calculations to determine income before taxes as a percentage of net revenues and EBITDA as a percentage of net revenues are presented. EBITDA is presented and discussed because management believes it is a useful adjunct to income before taxes and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.

                                                              Three Months Ended
                                                                   March 31,
                                                              --------------------
                                                               2003          2002
                                                              ------        ------
                                                              (in millions, except
                                                                percentage data)
Net revenues .......................................         $1,092.8        $946.8
Income before taxes ................................         $  148.8        $112.5
Add:
    Interest expense, net ..........................             13.9          12.7
    Depreciation ...................................             34.7          28.1
    Amortization ...................................              2.0           2.2
                                                             --------        ------
EBITDA .............................................         $  199.4        $155.5
                                                             ========        ======
Income before taxes as a percentage of net revenues(A)          13.6%         11.9%
EBITDA as a percentage of net revenues(B)...........            18.2%         16.4%

     (A)  Calculated by dividing income before taxes by net revenues.
     (B)  Calculated by dividing EBITDA by net revenues.

4) Free cash flow represents net cash provided by operating activities less capital expenditures. Free cash flow is presented because management believes it is a useful adjunct to cash flow from operating activities and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's performance and ability to fund investing activities and meet its future debt service requirements. Free cash flow is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles net cash provided by operating activities to free cash flow:

                                                       Three Months Ended
                                                            March 31,
                                                       --------------------
                                                        2003          2002
                                                       ------        ------
                                                          (in millions)
Net cash provided by operating activities              $58.3         $52.9
Less: Capital expenditures ..............               37.5          41.3
                                                       -----         -----
Free cash flow ..........................              $20.8         $11.6
                                                       =====         =====

5) The following table summarizes 2003 revenue guidance originally provided by the company in January 2003, revisions to that guidance and the company's current revenue guidance. The column titled "Unilab Impact" represents management's estimate of the approximate impact of the Unilab acquisition on the company's revenues. The column titled "Other Revisions" includes the following: the impact of excluding further acquisitions of 2% from volume guidance, the impact of first quarter performance and continuing economic conditions:

                                                 Twelve Months Ended December 31, 2003
                                         ----------------------------------------------------
                                         Original        Unilab        Other         Current
                                         Guidance        Impact      Revisions       Guidance
                                         --------        ------      ---------       --------
Revenue growth ......................      8%-10%           9%          (3%)          14%-16%
    Volume growth ...................       6%-7%          10%          (4%)(A)       12%-13%
    Revenue per requisition growth...       2%-3%          (1%)          1%(B)          2%-3%


                                                                        Three Months Ended
                                                                           June 30, 2003
                                                                      ------------------------
                                                                      Unilab          Current
                                                                      Impact          Guidance
                                                                      ------          --------
Revenue growth ......................                                   11%               14%
    Volume growth ...................                                   12%           11%-12%
    Revenue per requisition growth ..                                 (1.5%)            2%-3%

     (A) Half the volume revision (2%) represents the exclusion of future acquisitions from the guidance, with the remainder attributable to the impact of first quarter performance and continuing economic conditions.

     (B) Represents the favorable impact of first quarter revenue per requisition compared to original guidance, as well as projected continued favorability for the remainder of 2003.

6) The following table presents management's estimates of various financial measures for the twelve months ended December 31, 2003 and the three months ended June 30, 2003 and excludes charges associated with the Unilab acquisition. The table also reconciles estimated income before taxes to estimated EBITDA and presents the calculation of each as a percentage of net revenues:

                                                            Twelve Months         Three Months
                                                                Ended                Ended
                                                              December 31,          June 30,
                                                                  2003                2003
                                                            ---------------       -------------
                                                             (in millions, except per share and
                                                                       percentage data)
Net revenues ........................................         $4,685-$4,765          $1,220
Diluted earnings per common share ...................          $4.10-$4.20            $1.11(C)
Weighted average common shares outstanding - diluted               107                 108
Net income ..........................................           $439-$450             $120
Effective income tax rate ...........................             40.8%               40.8%
Income before taxes .................................           $740-$759             $203

Reconciliation of income before taxes to EBITDA
Income before taxes .................................           $740-$759             $203
Add:
   Interest expense, net ............................               57                 15
   Depreciation .....................................              146                 36
   Amortization .....................................                8                  2
                                                            ---------------       -------------
EBITDA ..............................................           $951-$970            $256
Income before taxes as a percentage of net revenues(A)            15.8%              16.6%
EBITDA as a percentage of net revenues(B)............             20.3%              21.0%

     A. Calculated by dividing the mid-point of income before taxes by the mid point of net revenues.

     B. Calculated by dividing the mid-point of EBITDA by the mid point of net revenues.

     C. Represents current consensus of analyst expectations, as published by Thomson First Call.